Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated September 10, 2014

J.P. Morgan US Treasury Note Futures (G) Tracker
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Index Highlight - August 2014

OVERVIEW
The JPMorgan US Treasury Note Futures (G) Tracker Index (the
"Index") is a proprietary J.P. Morgan strategy that seeks to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.

Hypothetical and Actual Historical Performance --
Aug 30, 2004 to Aug 29, 2014

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Key Features of the Index

[] Synthetic index which aims to replicate a rolling position in US 10 year
Treasury Futures;
[] Notionally rolled on a quarterly basis, prior to the
expiry of the current front month contract;
[] One futures contract is based on U. S.  Treasury notes maturing between 6.5  years and 10 years from the delivery
[] Levels published on Bloomberg under the ticker RFJGUSBE

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Recent Index Performance

         Historical Return
-------- -----------------
Aug 2014       1.39%
-------- -----------------
Jul 2014      -0.45%
-------- -----------------
Jun 2014      -0.27%
-------- -----------------

Hypothetical and Historical Total Returns (%) and
Volatility (%) -- Aug 29, 2014

Three Year Annualized Return    2.00%
------------------------------- -----
Five Year Annualized Return     4.65%
------------------------------- -----
Ten Year Annualized Return      4.07%
------------------------------- -----
Five Year Annualized Volatility 5.19%
------------------------------- -----
Ten Year Sharpe Ratio           0.784
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Notes
1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backt ested daily Index closing levels from Aug 30,2004 through Aug 27, 2009, and the actual historical performance of the Index based on the daily Index closing level from Aug 28,
2009 through Aug 29, 2014, as well as the performance of the US Generic
Government 10 Year Yield Index over the same period. There is no guarantee of a ny future performance for these indices based on this information. Source:
Bloomberg and JPMorgan.
2) On a quarterly basis (generally, the second to last business day in
February, May, August and November), J.P. Morgan Securities Ltd., or JPMSL,
acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the next 10 year Treasury Futures Contract scheduled to expire immediately following the contract closest to expiration.
3) Calculated based on the annualized standard deviation for the ten year period prior to Aug 29, 2014
4) For the above analysis, the Sharpe Ratio, which is a measure of risk
-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

        September 05, 2014
        1